Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-165418, 333-157685, 333-149203, 333-145074, 333-139555, 333-125490, 333-121584 and Form F-3 No. 333-165472) of Sanofi, of our reports dated March 6, 2013, with respect to the consolidated financial statements of Sanofi and its subsidiaries and the effectiveness of internal control over financial reporting of Sanofi and its subsidiaries, included in this Annual Report (Form 20-F) for the year ended December 31, 2012.

Paris-la Défense, France

March 6, 2013

Ernst & Young et Autres

Represented by Christian Chiarasini